Exhibit 99.1

AMETEK Announces Record Third Quarter Results and Raises 2021 Guidance

Berwyn, Pa., Nov. 2, 2021 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the third quarter ended September 30, 2021.

AMETEK’s third quarter 2021 sales were a record $1.44 billion, a 28% increase over the third quarter of 2020, with organic sales growth of 17%. Operating income increased 25% to a record $337.6 million and operating margins were 23.4% with strong core operating margin expansion.

On a GAAP basis, third quarter earnings per diluted share were $1.10. Adjusted earnings were a record $1.26 per diluted share, up 25% versus the prior year’s adjusted results. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.16 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

“AMETEK’s results in the quarter were outstanding,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Our businesses delivered record results which exceeded our expectations despite a challenging operating environment. Order growth remains strong and broad-based resulting in a record $2.6 billion backlog. Given this performance, we are again raising our sales and earnings guidance for the full year.”

Electronic Instruments Group (EIG)
Third quarter EIG sales were a record $981.8 million, up 31% compared to last year’s third quarter. EIG’s operating income in the quarter was up 20% to a record $245.1 million, and operating margins were 25.0%.

“EIG performed extremely well in the quarter delivering record sales and operating income driven by strong organic sales growth and the contribution from recent acquisitions,” noted Mr. Zapico. “Sales growth remains robust across our businesses reflecting continued strengthening in our end markets.”

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Electromechanical Group (EMG)
EMG sales in the third quarter were $458.9 million, an increase of 21% over the third quarter of 2020. Operating income for EMG increased 36% over the prior-year period to a record $114.6 million, and operating margins were up 270 basis points to a record 25.0%.

“EMG had an impressive quarter with strong sales growth and outstanding operating performance,” commented Mr. Zapico. “Our EMG businesses delivered exceptional results with broad-based sales growth, operating income up 36% over the prior year, and record level operating margins.”

2021 Outlook
“Our businesses continue to perform exceedingly well in a challenging environment. Our success reflects the hard work and commitment of all AMETEK colleagues worldwide as well as the power of the AMETEK Growth Model. Our differentiated businesses, diversified market exposures and proven operating model provide us the ability to drive long-term, sustainable growth,” continued Mr. Zapico.

“Following our third quarter results, we are increasing our guidance for the year. For 2021, we now expect overall sales to be up in the low 20% range with organic sales up low double digits on a percentage basis versus 2020. Adjusted earnings per diluted share are expected to be in the range of $4.76 to $4.78 an increase of 21% over the prior year comparable basis. This is an increase from our previous adjusted earnings guidance range of $4.62 to $4.68 per diluted share," he added.

"We expect overall sales in the fourth quarter to be up in the low 20% range compared to the fourth quarter of 2020. Adjusted earnings per diluted share are anticipated to be in the range of $1.28 to $1.30, up 19% to 20% over the same period in 2020," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its third quarter 2021 investor conference call on Tuesday, November 2, 2021, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

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About AMETEK
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to COVID-19 and its potential impact on AMETEK’s operations, supply chain, and demand across key end markets; AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
AMETEK, Inc.
Kevin Coleman
Vice President, Investor Relations
1100 Cassatt Road
Berwyn, Pennsylvania 19312
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$1,440,681	$1,126,942	$4,042,769	$3,341,082
Cost of sales	949,402	732,705	2,651,506	2,226,547
Selling, general and administrative	153,716	123,496	443,744	384,764
Total operating expenses	1,103,118	856,201	3,095,250	2,611,311
Operating income	337,563	270,741	947,519	729,771
Interest expense	(20,476)	(21,187)	(59,865)	(66,597)
Other income (expense), net	2,581	(1,479)	(3,775)	142,428
Income before income taxes	319,668	248,075	883,879	805,602
Provision for income taxes	62,208	43,494	175,507	154,188
Net income	$257,460	$204,581	$708,372	$651,414
Diluted earnings per share	$1.10	$0.88	$3.04	$2.82
Basic earnings per share	$1.11	$0.89	$3.07	$2.84
Weighted average common shares outstanding:
Diluted shares	233,000	231,460	232,712	230,904
Basic shares	231,171	229,576	230,811	229,254
Dividends per share	$0.20	$0.18	$0.60	$0.54

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales:
Electronic Instruments	$981,815	$748,372	$2,706,673	$2,170,479
Electromechanical	458,866	378,570	1,336,096	1,170,603
Consolidated net sales	$1,440,681	$1,126,942	$4,042,769	$3,341,082

Operating income:
Segment operating income:
Electronic Instruments	$245,118	$203,749	$678,652	$534,613
Electromechanical	114,571	84,303	332,038	245,154
Total segment operating income	359,689	288,052	1,010,690	779,767
Corporate administrative expenses	(22,126)	(17,311)	(63,171)	(49,996)
Consolidated operating income	$337,563	$270,741	$947,519	$729,771

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$358,676	$1,212,822
Receivables, net	768,386	597,472
Inventories, net	738,688	559,171
Other current assets	196,065	153,005
Total current assets	2,061,815	2,522,470

Property, plant and equipment, net	597,488	526,530
Right of use asset, net	169,075	167,233
Goodwill	5,180,999	4,224,906
Other intangibles, investments and other assets	3,670,318	2,916,344
Total assets	$11,679,695	$10,357,483

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$415,667	$132,284
Accounts payable and accruals	1,218,159	943,631
Total current liabilities	1,633,826	1,075,915

Long-term debt, net	2,238,920	2,281,441
Deferred income taxes and other long-term liabilities	1,248,553	1,050,781
Stockholders' equity	6,558,396	5,949,346
Total liabilities and stockholders' equity	$11,679,695	$10,357,483

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

ADJUSTED DILUTED EARNINGS PER SHARE
	Diluted Earnings Per Share
	Three Months Ended
	September 30,
	2021	2020

Diluted earnings per share (GAAP)	$1.10	$0.88
Pretax amortization of acquisition-related intangible assets	0.21	0.17
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.04)
Adjusted Diluted earnings per share (Non-GAAP)	$1.26	$1.01

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	December 31, 2021		December 31, 2021
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.12	$1.14	$4.16	$4.18
Pretax amortization of acquisition-related intangible assets	0.21	0.21	0.79	0.79
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.05)	(0.19)	(0.19)
Adjusted Diluted earnings per share (Non-GAAP)	$1.28	$1.30	$4.76	$4.78

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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